Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-183924 and 333-183925) pertaining to the Amended and Restated 2002 Stock Plan and the 2011 Second Amended and Restated Equity Incentive Plan of Sunshine Heart, Inc. of our report dated March 12, 2013, with respect to the consolidated financial statements of Sunshine Heart, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 12, 2013